Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, made as of August 11, 2005 (the “Commencement Date”) by and between, Jacuzzi Brands, Inc., a Delaware corporation, with its principal office at Phillips Point – West Tower, 777 South Flagler Drive, Suite 1108, West Palm Beach, Florida 33401 (the “Company”), and Alex P. Marini (“Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ Executive as President and Chief Operating Officer and Executive desires to enter into such employment; and

WHEREAS, Zurn Industries, Inc., a Pennsylvania corporation (“Zurn”) and the Executive previously entered into an employment agreement (the “Prior Agreement”) on February 1, 2004; and

WHEREAS, the Company and Executive desire to enter into this agreement (the “Agreement”) as to the terms of Executive’s employment by the Company to replace the terms of the Prior Agreement, effective on the Commencement Date.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Except for earlier termination as provided in Section 7 hereof, Executive’s employment under this Agreement shall be for a three-year term (the “Employment Term”) commencing on the Commencement Date and ending three (3) years thereafter. Subject to Section 7 hereof, the Employment Term shall be automatically extended for additional terms of successive one (1) year periods unless the Company or Executive gives written notice to the other at least ninety (90) days prior to the expiration of the then current Employment Term of the termination of Executive’s employment hereunder at the end of such current Employment Term.

2. Positions.

(a) Executive shall serve as President and Chief Operating Officer of the Company. If requested by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company, Executive shall serve on the Board, as an executive officer and/or director of subsidiaries and/or a director of associated companies of the Company without additional compensation and subject to any policy of the Board, or any compensation committee of the Board, with regard to retention or turnover of the director’s fees. In accordance with this paragraph 2(a), Executive shall continue to serve as the President of Zurn Plumbing Products (“Zurn Plumbing”), located in Erie, Pennsylvania, an operating division of Zurn. Executive’s Base Salary, incentive compensation and benefits, as described in Sections 3 and 4 of this Agreement, shall be paid by Zurn, and Executive shall remain on Zurn’s payroll. Provided, however, the Company may, at its sole discretion, place the Executive on the payroll of the Company or a wholly owned subsidiary thereof.

(b) Executive shall have such duties and authority, consistent with his position as shall be assigned to him from time to time by the Board or the Chief Executive Officer.

(c) During the Employment Term, Executive shall devote all of his business time and efforts to the performance of his duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his passive personal interests and to serve on civic or charitable boards or committees, and subject to the next sentence, serve on corporate boards of directors. Executive may serve on corporate boards of directors only if approved in advance by the Board (which approval may be withdrawn at any time) and shall not serve on any corporate board of directors if such service would be inconsistent with his fiduciary responsibilities to the Company.

3. Base Salary. During the Employment Term, the Executive shall receive a base salary at the annual rate of not less than $450,000. Base salary shall be payable in accordance with the usual payroll practices of Zurn, or the Company, as applicable. Executive’s base salary shall be subject to annual review by the Board during the Employment Term and may be increased, but not decreased, from time to time by the Board. The base salary as determined as aforesaid from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. Incentive Compensation.

(a) Bonus. For the fiscal year ending on or about September 30, 2005, Executive shall be eligible to receive a bonus in the amount determined under the applicable provisions of Zurn’s incentive bonus plan(s) in which Executive participated immediately before the Commencement Date. For purposes of determining the amount of the bonus referred to in the preceding sentence, Executive shall be deemed to have remained an employee of Zurn, provided he remains an employee hereunder, and the Executive’s salary at Zurn shall be deemed to be $330,000. For the fiscal years commencing on or about October 1, 2005 and thereafter during the Employment Term, Executive shall be eligible to participate in an incentive bonus plan of the Company in accordance with, and subject to, the terms of such plan, that provides an annualized cash target bonus opportunity equal to at least 90% of Base Salary (the “Target Bonus”). In no event, however, shall Executive’s annual bonus for the fiscal years commencing on or about October 1, 2005 and thereafter during the Employment Term be less than the bonus in the amount determined for such years under the applicable provisions of Zurn’s incentive bonus plan(s) in which Executive participated immediately before the Commencement Date. For purposes of determining the amount referred to in the preceding sentence, Executive shall be deemed to have remained an employee thereunder, provided he remains an employee of the Company, and the Executive’s salary at Zurn shall be deemed to be $330,000.

(b)  Restricted Stock. Effective as of the date of this Agreement, the Company shall grant Executive 100,000 restricted shares of common stock of the Company (“Restricted Stock”). Except as otherwise provided in this Agreement, 25,000 shares of the Restricted Stock shall be nonforfeitable on the first anniversary of the date of this Agreement; 50,000 shares of the Restricted Stock shall be nonforfeitable on the second anniversary of the date of this Agreement, 75,000 shares of the Restricted Stock shall be nonforfeitable on the third anniversary of the date of this Agreement and 100,000 shares of the Restricted Stock shall be nonforfeitable on the fourth anniversary of the date of this Agreement (four year vesting in equal installments). If the event Executive’s employment with the Company terminates due to his retirement from the Company at any time after August 10, 2008, and so long as such retirement is not in connection with a termination pursuant to Section 7(d), any portion of the 100,000 shares of Restricted Stock referred to in this paragraph 4(b) that have not become vested prior to the date of Executive’s retirement shall become vested on the date of Executive’s retirement. The Restricted Stock shall be granted pursuant to the Jacuzzi Brands, Inc. 2004 Stock Incentive Plan and shall be evidenced by a Restricted Stock Agreement.

(c) Other Compensation. The Company may award to Executive such other bonuses and compensation as it deems appropriate and reasonable.

5. Employee Benefits and Vacation.

(a) During the Employment Term, Executive shall be entitled to participate in all pension, long-term incentive compensation, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by the Company for its senior executives (or Zurn, where applicable, pursuant to Section 2(a) of this Agreement) from time to time for the benefit of its senior executive officers, in each case in accordance with their respective terms as in effect from time to time.

(b) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company’s policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. Executive shall also be entitled to such periods of paid sick leave as is customarily provided by the Company to its senior executive employees.

(c) If Executive’s employment with the Company terminates due to his retirement from the Company no earlier than age 62 and so long as such retirement is not in connection with a termination pursuant to Section 7(d) hereof, Executive shall be provided with a minimum monthly retirement benefit (“Minimum Pension”) payable in the form of a joint and survivor annuity for the benefit of Executive and Executive’s spouse. During Executive’s life, the amount of the Minimum Pension shall be equal to $20,000 per month beginning at such actual retirement date consisting of the sum of any monthly benefits accrued or payable under any qualified or non-qualified pension plans covering the Executive during his employment with the Company and/or Zurn and/or the actuarial equivalent of such benefits, in the form of a joint and survivor annuity for the benefit of Executive and Executive’s spouse, if the benefits are not paid monthly, plus such additional monthly amounts as may be necessary to provide for the Minimum Pension. The survivor annuity benefit shall be no less than 60% of the Minimum Pension. However, if Executive or his spouse is entitled to a greater benefit under the terms of the Jacuzzi Brands Supplemental Retirement Plan (actuarially calculated using the actuarial factors then applying in the Company’s defined benefit plan), then Executive or his spouse shall receive such greater benefit in lieu of the Minimum Pension. Anything contained herein to the contrary notwithstanding, if the Executive’s spouse at the time of his death is more than five (5) years younger than his current spouse on the date hereof, the aforesaid survivor annuity benefit shall be actuarially adjusted to reflect the age of his then spouse as compared to the age of his spouse on the date hereof.

(d) If Executive’s employment with the Company terminates due to his retirement from the Company no earlier than age 62 and so long as such retirement is not in connection with a termination pursuant to Section 7(d) hereof, Executive and his spouse shall be receive retiree medical benefits pursuant to the terms of the Company’s retiree medical plan covering the senior executives of the Company at the time of such termination, provided however, if such retiree medical benefits, or related terms, are modified or terminated for retired participants in such plan, (or its successor or replacement plan), such modification or termination shall also apply to Executive.

6. Business Expenses. The Company (or Zurn) shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company’s policies as in effect from time to time.

7. Termination.

(a) The employment of Executive and the Employment Term shall terminate as provided in Section 1 hereof or, if earlier, upon the earliest to occur of any of the following events:

(i) the death of Executive;

(ii) the termination of Executive’s Employment by the Company due to Executive’s Disability (as defined in Exhibit A) pursuant to Section 7(b) hereof;

(iii) the termination of Executive’s Employment by the Executive for Good Reason (as defined in Exhibit A) pursuant to Section 7(c) hereof;

(iv) the termination of Executive’s employment by the Company without Cause (as defined in Exhibit A) pursuant to Section 7(e) hereof;

(v) the termination of employment by Executive without Good Reason upon sixty (60) days prior written notice pursuant to Section 7(e) hereof; or

(vi) the termination of Executive’s employment by the Company for Cause pursuant to Section 7(d) hereof.

(b) Disability. If Executive incurs a Disability, the Company may terminate Executive’s employment for Disability, upon thirty (30) days written notice by a Notice of Disability Termination, at any time thereafter during such twelve (12) month period while Executive is unable to carry out his duties as a result of the same or related physical or mental illness or incapacity. Such termination shall not be effective if Executive returns to the full time performance of his material duties within such thirty (30) day period.

(c) Termination for Good Reason. A Termination for Good Reason means a termination by Executive by written notice given within ninety (90) days after the occurrence of the Good Reason event, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason. A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific Good Reason event relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given.

(d) Cause. Subject to the notification provisions of this Section 7(d), Executive’s employment hereunder may be terminated by the Board, or an authorized committee thereof for, Cause. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in Section (a) of Exhibit A relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause. The date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination for Cause. Any purported Termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause.

(e) Other Terminations. The Executive’s employment by the Company shall be at will. Accordingly, the Company may terminate the Executive at any time (with or without notice), for reasons other than Cause or for no reason. The Executive may terminate his employment with the Company at any time upon sixty (60) days prior written notice.

8. Consequences of Termination of Employment.

(a) Death, Disability, Voluntary Resignation without Good Reason, for Cause, Nonextension of the Employment Term by Executive. If Executive’s employment and the Employment Term are terminated by reason of (i) Executive’s death or Disability, (ii) by Executive without Good Reason, or as a result of a notice of nonextension of the Employment Term by Executive or (iii) by the Company for Cause or pursuant to Section 7(a)(vi) hereof, the Employment Term under this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement except for: (i) any Base Salary earned but unpaid through the date of termination, any earned but unpaid bonus, any accrued but unused vacation pay payable pursuant to the Company’s policies, and any unreimbursed business expenses payable pursuant to Section 6 (collectively “Accrued Amounts”) (which, amounts shall, in the event of Executive’s death, be promptly paid in a lump sum to Executive’s estate) and (ii) any other amounts or benefits owing to Executive under the then applicable employee benefit plans, long-term incentive plans or equity plans and programs of the Company which shall be paid in accordance with such plans and programs, including, if applicable, the Minimum Pension in Section 5(c) above.

(b) Termination by Executive for Good Reason, or Termination by the Company without Cause. If Executive’s employment and the Employment Term are terminated (i) by the Executive for Good Reason, or (ii) by the Company without Cause (and other than for Disability or pursuant to Section 7(a)(vi)), Executive shall be entitled to receive the Accrued Amounts, and shall, subject to Sections 9(b), 9(c) and 10 hereof, be entitled to receive:

(A)	(1) equal monthly payments in an amount equal to his then monthly rate of Base Salary (minimum $450,000), for a period equal to the greater of (i) twenty four (24) months or, (ii) the number of months (including partial months) remaining in the initial Employment Term following the date of his termination;

(2) Notwithstanding the preceding paragraph 8(b)(A)(1), if such termination occurs within two (2) years after a Change in Control, in lieu of the foregoing, Executive shall receive in a lump sum within five (5) days after compliance with such Section 9(b) the amount equal to the product of Executive’s Base Salary at the time of the Change in Control (minimum $450,000) plus the greater of (i) Executive’s Target Bonus for the fiscal year in which the termination occurs, or (ii) the Executive’s Target Bonus in the fiscal year immediately preceding the date in which the Change in Control occurs, multiplied by the greater of (i) two, or (ii) the number of years (including partial years) remaining in the Employment Term, provided that the number of years remaining in the Employment Term shall be calculated under the assumption that contemporaneously with the Change of Control the Company shall give Executive notice provided for in Section 1, thus terminating his employment at the end of the then current Employment Term;

(B)	Any other amounts or benefits owing to Executive under the then applicable employee benefit, long term incentive or equity plans and programs of the Company which shall be paid in accordance with such plans and programs; provided that, if such termination occurs within two (2) years after a Change in Control, Executive will also be entitled to accelerated vesting of all equity compensation under any equity-based compensation plans, programs or policies of the Company;

(C)	If such termination is within two (2) years after a Change in Control, two (2) years of additional service and compensation credit (at the compensation level in the fiscal year ending immediately prior to the Change in Control) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company, which payment shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company’s defined benefit plan covering Executive);

(D)	If such termination is within two (2) years after a Change in Control, an amount equal to two (2) years of the maximum Company contribution (assuming Executive deferred the maximum amount and continued to earn his then current salary) under any type of qualified or nonqualified 401(k) plan, which payments shall be made in lump sum;

(E)	If such termination is within two (2) years after a Change in Control, payment of Executive’s and his dependents’ premiums for health and medical insurance coverage, which provides substantially similar benefits as was being provided to Executive on the day prior to Executive’s termination of employment, for two (2) years following Executive’s date of termination; and (F) if termination is effective at or after age 62, the Minimum Pension.

(c) Other. If (A) Executive’s employment with the Company is terminated by the Executive for Good Reason or the Company without cause, and (B) if such termination is made without a good faith determination made by the Board that the Executive has not been successfully performing and completing his duties as assigned to him by the Board or the Chief Executive Officer of the Company, then the Executive shall receive a bonus in the amount determined by multiplying the amount of the bonus Executive would have been entitled to receive had he remained in the Company’s employment for the remainder of the period with respect to which the bonus is granted (“Bonus Period”), by the ratio determined by dividing X , the amount of days in the Bonus Period that Executive is employed with the Company, by Y, the total amount of days in the Bonus Period, payable at the time the bonus would have otherwise been paid if Executive’s employment had not been terminated. The decision by the Board to make or not to make the determination referred to in the previous sentence shall be final, conclusive and binding.

Notwithstanding any provision to the contrary, if Executive’s death should occur while Executive is receiving payments or entitlements pursuant to this Section 8, Executive’s spouse (or estate) will continue to be provided with such payments and benefits for the remainder of the two (2) year period.

9. (a) No Mitigation; No Set-Off. In the event of any termination of employment under Section 8, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 8 are in the nature of severance payments and are not in the nature of a penalty. Such amounts are inclusive, and in lieu of any, amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

(b) Executive agrees that, as a condition to receiving the payments and benefits provided under Section 8(b) hereunder he will execute, deliver and not revoke (within the time period permitted by applicable law) a release of all claims of any kind whatsoever against the Company, its affiliates, officers, directors, employees, agents and shareholders in the then standard form being used by the Company for senior executives (but without release of the right of indemnification hereunder or under the Company’s By-laws or rights under benefit or equity plans that by their terms are intended to survive termination of his employment).

(c) Upon any termination of employment, Executive hereby resigns as an officer and director of the Company, any subsidiary and any affiliate and as a fiduciary of any benefit plan of any of the foregoing. Executive shall promptly execute any further documentation thereof as requested by the Company and, if the Executive is to receive any payments from the Company, execution of such further documentation shall be a condition thereof.

10. Covenants Against Disclosure, Solicitation and Competition.

(a) Executive acknowledges that as a result of his employment by the Company, Executive will obtain secret and confidential information as to the Company and its affiliates and create relationships with customers, suppliers and other persons dealing with the Company and its affiliates and the Company and its affiliates will suffer substantial damage, which would be difficult to ascertain, if Executive should use such confidential information or take advantage of such relationship and that because of the nature of the information that will be known to Executive and the relationships created it is necessary for the Company and its affiliates to be protected by the Confidentiality restrictions set forth herein. Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the businesses of the Company and its affiliates and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this Section 10.

(b) Executive acknowledges that the retention of nonclerical employees employed by the Company and its affiliates in which the Company and its affiliates have invested training and depends on for the operation of their businesses is important to the businesses of the Company and its affiliates, that Executive will obtain unique information as to such employees as an executive of the Company and will develop a unique relationship with such persons as a result of being an executive of the Company and, therefore, it is necessary for the Company and its affiliates to be protected from Executive’s Solicitation of such employees as set forth below.

(c) Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the businesses of the Company and its affiliates and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this Section.

(d) “Competition” means participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its affiliates do business) in a business in meaningful competition with the Company’s businesses, provided, however, that such participation shall not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company; or (ii) any activity engaged in with the prior written approval of the Board.

(e) “Solicitation” means recruiting, soliciting or inducing, of any nonclerical employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates or hiring or assisting another person or entity to hire any nonclerical employee of the Company or its affiliates or any person who within six (6) months before had been a nonclerical employee of the Company or its affiliates and were recruited or solicited for such employment or other retention while an employee of the Company, provided, however, that solicitation shall not include any of the foregoing activities engaged in with the prior written approval of the Board.

(f) If any restriction set forth with regard to Competition or Solicitation is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this Section shall be declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section which shall remain in full force and effect.

(g) During and after the Employment Term, Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information as to customers of the Company and its affiliates, (i) obtained by Executive during his employment by the Company and its affiliates and (ii) not otherwise public knowledge or known within the applicable industry. Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, he shall promptly notify the Company of any such order and he shall cooperate fully with the Company in protecting such information to the extent possible under applicable law.

(h) Upon termination of his employment with the Company and its affiliates, or at any time as the Company may request, Executive shall promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate, Executive or a third party) relating to the Company, an affiliate or any of their businesses or property which he may possess or have under his direction or control other than documents provided to Executive in his capacity as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between Executive and the Company with regard to Executive’s employment or severance.

(i) During the period the Executive is employed by the Company and for two (2) years following a termination of Executive’s employment for any reason whatsoever, Executive shall not engage in Solicitation, and shall not enter into Competition with the Company or its affiliates.

(j) In the event of a breach or potential breach of this Section 10, Executive acknowledges that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 10 enforced. It is hereby acknowledged that the provisions of this Section 10 are for the benefit of the Company and all of the affiliates of the Company and each such entity may enforce the provisions of this Section 10 and only the applicable entity can waive the rights hereunder with respect to its confidential information and employees.

(k) In the event of breach, as adjudicated by a court of competent jurisdiction, of this Section 10 by Executive, while Executive is receiving amounts under this Agreement, (i) Executive shall not be entitled to receive any future amounts pursuant to this Agreement, and (ii) Executive shall be obligated to return to the Company, within 10 days of such adjudication, all amounts paid by the Company pursuant to this Agreement on or after the date of the breach.

(l) Executive specifically agrees that the restrictive covenants and other provisions of this Section 10 shall be enforceable by the Company’s successors and/or assigns.

(m) Furthermore, in the event of breach of this Section 10 by Executive, while he is receiving amounts under Section 8(b) hereof, Executive shall not be entitled to receive any future amounts pursuant to Section 8(b) hereof.

11. Indemnification. The Company shall indemnify and hold harmless Executive to the extent provided in the Certificate of Incorporation and By-Laws of the Company for any action or inaction of Executive while serving as an officer and director of the Company or as an officer or director of any other subsidiary or affiliate of the Company or as a fiduciary of any benefit plan. The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

12. Special Tax Provision.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that any amount or benefit paid, payable, or to be paid, or distributed, distributable, or to be distributed to or with respect to Executive by the Company (whether pursuant to the terms of this Agreement or any other plan; arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any person affiliated with the Company or such person) as a result of a change in ownership of the Company or a direct or indirect parent thereof (collectively, the “Covered Payments”) is or becomes subject to the excise tax imposed by or under Section 4999 of the Code (or any similar tax that may hereafter be imposed), and/or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to Executive an additional amount (the “Tax Reimbursement Payment”) such that after payment by Executive of all taxes (including, without limitation, any interest or penalties and any Excise Tax imposed on or attributable to the Tax Reimbursement Payment itself), Executive retains an amount of the Tax Reimbursement Payment equal to the sum of (i) the amount of the Excise Tax imposed upon the Covered Payments, and (ii) without duplication, an amount equal to the product of (A) any deductions disallowed for federal, state or local income or payroll tax purposes because of the inclusion of the Tax Reimbursement Payment in Executive’s adjusted gross income, and (B) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is made or is to be made. The intent of this Section 12 is that (a) the Executive, after paying his Federal, state and local income tax and any payroll taxes on Executive, will be in the same position as if he was not subject to the Excise Tax under Section 4999 of the Code and did not receive the extra payments pursuant to this Section 12 and (b) that Executive should never be “out-of-pocket” with respect to any tax or other amount subject to this Section 12, whether payable to any taxing authority or repayable to the Company, and this Section 12 shall be interpreted accordingly.

(b) Except as otherwise provided in Section 12(a), for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(i) such Covered Payments will be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280G(b)(3) “base amount” shall be treated as subject to the Excise Tax, unless, and except to the extent that, the Company’s independent certified public accountants appointed prior to the change in ownership covered by Code Section 280G(b)(2) or legal counsel (reasonably acceptable to Executive) appointed by such public accountants (or, if the public accountants decline such appointment and decline appointing such legal counsel, such independent certified public accountants as promptly mutually agreed on in good faith by the Company and the Executive) (the “Accountant”), deliver a written opinion to Executive, reasonably satisfactory to Executive’s legal counsel, that Executive has a reasonable basis to claim that the Covered Payments (in whole or in part) (A) do not constitute “parachute payments”, (B) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount” allocable to such reasonable compensation, or (C) such “parachute payments” are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountants); and

(ii) the value of any Covered Payments which are non-cash benefits or deferred payments or benefits shall be determined by the Accountant in accordance with the principles of Section 280G of the Code.

(c) For purposes of determining the amount of the Tax Reimbursement Payment, Executive shall be deemed:

(i) to pay federal, state, local income and/or payroll taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is made or is to be made, and

(ii) to have otherwise allowable deductions for federal, state and local income and payroll tax purposes at least equal to those disallowed due to the inclusion of the Tax Reimbursement Payment in Executive’s adjusted gross income.

(d) (i) (A) In the event that prior to the time Executive has filed any of his tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred, the Accountant determines, for any reason whatever, the correct amount of the Tax Reimbursement Payment to be less than the amount determined at the time the Tax Reimbursement Payment was made, the Executive shall repay to the Company, at the time that the amount of such reduction in Tax Reimbursement Payment is determined by the Accountant, the portion of the prior Tax Reimbursement Payment attributable to such reduction (including the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income and payroll tax imposed on the portion of the Tax Reimbursement Payment being repaid by Executive, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

(B)	In the event that the determination set forth in (A) above is made by the Accountant after the filing by Executive of any of his tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred but prior to one (1) year after the occurrence of such change in ownership, Executive shall file at the request of the Company an amended tax return in accordance with the Accountant’s determination, but no portion of the Tax Reimbursement Payment shall be required to be refunded to the Company until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed the interest received or credited to Executive by such tax authority for the period it held such portion (less any tax Executive must pay on such interest and which he is unable to deduct as a result of payment of the refund).

(C)	In the event Executive receives a refund pursuant to (B) above and repays such amount to the Company, Executive shall thereafter file for refunds or credits by reason of the repayments to the Company.

(D)	Executive and the Company shall mutually agree upon the course of action, if any, to be pursued (which shall be at the expense of the Company) if Executive’s claim for refund or credit is denied.

(ii) In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.

(iii) In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Section 12, subject to subpart (i)(D) above, Executive shall permit the Company to control issues related to this Section 12 (at its expense), provided that such issues do not potentially materially adversely affect Executive, but Executive shall control any other issues. In the event the issues are interrelated, Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit the representative of the Company to accompany him and Executive and his representative shall cooperate with the Company and its representative.

(iv) With regard to any initial filing for a refund or any other action required pursuant to this Section 12 (other than by mutual agreement) or, if not required, agreed to by the Company and Executive, the Executive shall cooperate fully with the Company, provided that the foregoing shall not apply to actions that are provided herein to be at the sole discretion of Executive.

(a) The Tax Reimbursement Payment, or any portion thereof, payable by the Company shall be paid not later than the fifth (5th) day following the determination by the Accountant and any payment made after such fifth (5th) day shall bear interest at the rate provided in Code Section 1274(b)(2)(B). The Company shall use its best efforts to cause the Accountant, to promptly deliver the initial determination required hereunder and, if not delivered, within ninety (90) days after the change in ownership event covered by Section 280G(b)(2) of the Code, the Company shall pay Executive the Tax Reimbursement Payment set forth in an opinion from counsel recognized as knowledgeable in the relevant areas selected by Executive, and reasonably acceptable to the Company, within five (5) days after delivery of such opinion. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Accountant as provided herein.

(b) The Company shall be responsible for all charges of the Accountant and if (e) is applicable the reasonable charges for the opinion given by Executive’s counsel.

The Company and Executive shall mutually agree on and promulgate further guidelines in accordance with this Section 12 to the extent, if any, necessary to effect the reversal of excessive or shortfall Tax Reimbursement Payments. The foregoing shall not in any way be inconsistent with Section l2(d)(i)(D) hereof.

13. Legal and Other Fees and Expenses. In the event that a claim for payment or benefits under this Agreement is disputed, the Company shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by Executive in pursuing such claim, provided Executive is successful with regard to a material portion of his claim.

14. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflict of laws.

(b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements between the Company and Executive with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. Notwithstanding this paragraph 14(b), the Incentive Award Agreement, between Executive and U.S. Industries Inc., dated May 17, 2001, shall not be superceded by this Agreement.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

(d) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to an entity which is owned, directly or indirectly, in whole or in part by the Company or by any successor to the Company or an acquirer of all or substantial all of the assets of the Company or all or substantially all of the assets of a group of subsidiaries and divisions of the Company, including Zurn Plumbing, provided such entity or acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption. Upon such assignment and assumption, all references to the Company herein shall be to the assignee entity or acquirer, as the case may be.

(e) Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto. In the event of the Executive’s death while receiving amounts payable pursuant to Section 8(b) hereof, any remaining amounts shall be paid to Executive’s estate.

(f) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or (ii) two (2) business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the final page of this Agreement, provided that all notices to the Company shall be directed to the attention of the General Counsel, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

(g) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes, and any other withholdings, as may be required to be withheld pursuant to any applicable law or regulation.

(h) Survivorship. The respective rights and obligations of the parties hereunder, including without limitation Section 11 hereof, shall survive any termination of Executive’s employment to the extent necessary to the agreed preservation of such rights and obligations.

(i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(k) Executive’s Representation. Executive represents and warrants to the Company that there is no legal impediment to him entering into, or performing his obligations under this Agreement and neither entering into this Agreement nor performing his service hereunder will violate any agreement to which he is a party or any other legal restriction. Executive further represents and warrants that in performing his duties hereunder he will not use or disclose any confidential information of any prior employer or other person or entity.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Jacuzzi Brands, Inc.

By: /s/ Steven C. Barre

By:/s/ Alex P. Marini

Alex P. Marini, Executive

EXHIBIT A

(a)	Cause. For purposes of this Agreement, the term “Cause” shall be limited to an affirmative determination made by the Board of: (i) Executive’s refusal or willful failure to perform his duties; (ii) Executive’s willful misconduct or gross negligence with regard to the Company or its affiliates or their business, assets or employees (including, without limitation, Executive’s fraud, embezzlement or other act of dishonesty with regard to the Company or its affiliates); (iii) Executive’s willful misconduct which has a material adverse impact on the Company or its affiliates, whether economic, or reputation wise or otherwise, as determined by the Board; (iv) Executive’s conviction of, or pleading nolo contendere to, a felony or any crime involving fraud, dishonesty or moral turpitude; (v) Executive’s refusal or willful failure to follow the lawful written direction of the Board, the Chief Executive Officer or the Board’s designee; (vi) Executive’s breach of a fiduciary duty owed to the Company or its affiliates, including but not limited to Section 10 hereof; (vii) the representations or warranties in Section 14(k) hereof prove false; or (vii) any other breach by Executive of this Agreement that remains uncured for thirty (30) days after written notice thereof is given to Executive.

(b)	Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following (i) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Act”) (other than Jacuzzi Brands, Inc., the Company, any trustee or other fiduciary holding securities under any employee benefit plan of Jacuzzi Brands. Inc. or the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty-one percent (51%) or more of the combined voting power of the Company’s then outstanding securities; (ii) if the Company is a public company, during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (iii) a merger or consolidation of the Company with any corporation not controlled by Jacuzzi Brands, Inc., other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than twenty-five percent (25%) of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or (iv) the complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s, or Zurn Plumbing’s, assets other than (x) the sale or disposition of all or substantially all of the assets of the Company, or Zurn Plumbing, to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company.

(c)	Disability. For purposes of this Agreement, “Disability” shall mean by reason of the same or related physical or mental illness or incapacity, Executive is unable to carry out his material duties pursuant to this Agreement for more than six (6) months in any twelve (12) month period.

(d)	Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without Executive’s express written consent of any of the following circumstances: (i) any material demotion of Executive on or after August 10, 2005 from his position as President and Chief Operating Officer (except in connection with the termination of Executive’s employment for Cause or due to Disability or as a result of Executive’s death, or temporarily as a result of Executive’s illness or other absence); (ii) a failure by the Company to pay Executive’s Base Salary or incentive compensation in accordance with Sections 3 and 4 hereof that remains uncured for thirty (30) days after written notice hereof is given to the Company; (iii) a relocation of the Executive’s office location to a location more than thirty-five (35) miles from Executive’s then current office location or (iv) a breach by the Company of its obligations under this Agreement.